Exhibit 99.1

ARRAY BIOPHARMA REPORTS FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FULL YEAR OF FISCAL 2013

Record Revenue for the Quarter
ARRY-520 Shows Promising Single Agent and Combination Clinical Activity
ARRY-502 Meets Primary and Key Secondary Endpoints in Asthma Study
MEK162 Pivotal Trials Initiated in NRAS Melanoma and Ovarian Cancer
Selumetinib Pivotal Trial Initiated in Thyroid Cancer

Boulder, Colo., (August 7, 2013) - Array BioPharma Inc. (NASDAQ: ARRY) today reported results for the fourth quarter and full year of its fiscal year ended June 30, 2013.

Revenue for the fourth quarter of fiscal 2013 was $25.4 million, compared to $20.7 million for the same period in fiscal 2012. The record revenue was the result of an upfront license payment from the ARRY-380 collaboration agreement with Oncothyreon and the achievement of the Phase 3 milestone from Novartis. Research and development expense increased for clinical trial activities to $16.8 million, compared to $14.9 million in the comparable prior year period.  Net loss, excluding a noncash charge of $11.2 million resulting from the early payoff of debt that occurred in the fourth quarter, was $6.5 million, or $(0.06) per share, for the fourth quarter, compared to a net loss of $8.0 million, or $(0.09) per share, for the same period in fiscal 2012. Reported net loss for the quarter was $17.6 million, or $(0.15) per share, including the $11.2 million noncash charge. Array ended the quarter with $109 million in cash, cash equivalents and marketable securities.

Array reported revenue of $69.6 million for the fiscal year ended June 30, 2013, compared to revenue of $85.1 million for fiscal 2012.  The full year decline in revenue is the result of the recognition of the majority of the $28 million upfront payment from the Chk-1 license agreement with Genentech in the prior year. Net loss for the fiscal year ended June 30, 2013 was $50.7 million, or $(0.47) per share, before a noncash charge of $11.2 million resulting from the early payoff of debt, compared to a net loss of $23.6 million, or $(0.33) per share, reported in fiscal 2012.  Reported net loss for fiscal year 2013 was $61.9 million, or $(0.57) per share, including the $11.2 million noncash charge. Array spent $59.4 million in proprietary research and development for the year, compared to $56.7 million for fiscal 2012.

Ron Squarer, Chief Executive Officer of Array, noted, “Array has made important progress over the past year generating data with ARRY-520 and ARRY-614 to inform pivotal trial decisions by the end of calendar 2013. In July, we shared positive results from our Phase 2 study of ARRY-502 which demonstrated its potential to become the first new oral medication for asthma since Singulair was approved 15 years ago. In addition, we are encouraged that both MEK162 and selumetinib are advancing in pivotal studies using fast-to-patient approaches. Finally, we entered into strategic collaborations with Celgene, Clovis Oncology, Loxo Oncology and Global Blood Therapeutics to fund our world-class research capability, and with Oncothyreon to advance our oral selective HER2 inhibitor, ARRY-380, into multiple clinical proof-of-concept studies.”

During the quarter, Array reported promising interim data on its wholly-owned hematology drug, ARRY-520, from two combination trials: ARRY-520 with Velcade® (bortezomib) and ARRY-520 with Kyprolis® (carfilzomib). These trials included patients with relapsed or refractory multiple myeloma (MM) and both showed that the combination was generally well tolerated and demonstrated activity in this heavily pretreated population. In addition, Array reported that ARRY-502, an oral CRTh2 antagonist, achieved statistical significance on the primary endpoint of FEV1, a measure of lung function, as well as on key secondary endpoints in a placebo-controlled randomized, double-blind Phase 2 trial in patients with mild to moderate persistent allergic asthma. Array is seeking a partner for further development of ARRY-502 in this large market.

Array initiated its first Phase 3 trial with MEK162 in patients with low-grade serous ovarian cancer (LGSOC), and Novartis, who is co-developing MEK162 with Array, initiated a Phase 3 trial with MEK162 in patients with NRAS melanoma. Novartis announced plans to begin a Phase 3 trial in patients with BRAF-mutant melanoma later this year. In addition, AstraZeneca initiated a pivotal trial with selumetinib, an Array-invented MEK inhibitor, in first-line thyroid cancer and announced plans to initiate Phase 3 or pivotal studies in both KRAS-mutant non-small cell lung cancer (NSCLC) and uveal melanoma in 2013.

Furthermore, Array recently initiated two new collaborations with over $800 million in potential milestone payments: the first with Loxo Oncology, Inc., involving an Array-invented preclinical oncology program, and the second with Celgene, involving an Array-invented preclinical inflammation program. Array also initiated a collaboration with Oncothyreon Inc. to develop and commercialize ARRY-380, an oral selective HER2 inhibitor, for which Array controls worldwide commercialization rights.

KEY COMPANY AND PROGRAM UPDATES

ARRY-520 - Advances in clinical trials and new data presented at hematology conferences
ARRY-520 is a highly selective, targeted inhibitor of KSP with a novel mechanism of action distinct from currently approved drugs to treat MM.  At the 2013 Congress of the European Hematology Association (EHA), interim data from an ongoing combination trial of ARRY-520 with Kyprolis in patients with relapsed or refractory MM who are refractory or intolerant to Velcade were reported.  The combination has demonstrated early signals of activity with a disease control rate (≥stable disease) of 82% and a clinical benefit rate (≥minimal response) of 53%, including one complete response. In addition, the combination has been well tolerated with no unexpected hematologic toxicity and a manageable side effect profile. Nearly half of the patients enrolled remain on study, and patients in the current cohort are now receiving full doses of both drugs.

Also at EHA, data on alpha-1-acid glycoprotein (AAG), a potential patient selection marker, were presented on ARRY-520 in heavily pre-treated patients with refractory MM. To date, all responses have occurred in patients with low AAG, which represents approximately 75% of enrolled patients. These patients also had longer event free survival (time to next treatment or death). In a single-agent Phase 2 ARRY-520 clinical study, the median overall survival was reported to be markedly longer in patients with low AAG as compared to patients with high AAG (20.2 vs. 4.5 months). These results may enable targeting of patient populations who will benefit most from ARRY-520.

ARRY-520 is currently advancing in three clinical trials.  Data from these three trials will inform our pivotal trial decisions:

•	Phase 2 trial in combination with dexamethasone in patients with MM refractory to Revlimid® (lenalidomide), Velcade and dexamethasone therapy.

•	Dose escalation trial in combination with Velcade plus dexamethasone in patients with relapsed or refractory MM.

•	Dose escalation trial in combination with Kyprolis in patients with relapsed or refractory MM who are refractory or intolerant to Velcade therapy.

ARRY-614 - Advances in clinical trials in myelodysplastic syndromes
ARRY-614 is a dual p38/Tie2 kinase inhibitor offering a unique mechanism of action for the treatment of myelodysplastic syndromes (MDS). Array is evaluating a new formulation of ARRY-614 in a Phase 1 dose-escalation clinical trial for which the maximum tolerated dose has been established and expansion cohorts are nearing full enrollment. As presented at the 2012 ASH Annual Meeting, this new formulation has demonstrated improved bioavailability and target coverage, including higher peak plasma concentrations and overall exposure, as compared to the original formulation.

The FDA provided Array guidance on future development for this program, including a discussion of endpoints other than overall survival that could be used as the basis for approval.  Data from the ongoing expansion phases of the dose escalation study will inform the design for new studies by the end of the year.

ARRY-502 - Positive results announced from Phase 2 trial in patients with asthma; Array seeking partner to advance program
Array announced positive results in a Phase 2 proof-of-concept study that enrolled 184 patients in the United States with mild-to-moderate persistent allergic asthma, a population which represents more than 12 million patients in the U.S. ARRY-502 met the primary endpoint, statistically significant improvement in pre-bronchodilator Forced Expiratory Volume in one second (FEV1), a measure of lung function. ARRY-502, dosed at 200 mg twice daily (N = 93) for 4 weeks, improved FEV1 by 3.9% versus placebo (N = 91), achieving statistical significance (P = 0.02). A predefined endpoint using the median baseline value of a Th2 associated biomarker was also evaluated. Patients in this population achieved enhanced improvement in FEV1 (6.8 % versus placebo, P = 0.008). ARRY-502 also achieved statistical significance on key secondary efficacy endpoints. ARRY-502 was well tolerated with fewer adverse events compared to placebo. With a novel mechanism and attractive safety profile it has the potential to address some of the high unmet need which exists in the asthma market.  Array is seeking a partner to further develop ARRY-502 to its full potential.

MEK162 (Co-developing with Novartis) - Two Phase 3 trials initiated and MEK162 data presented at ASCO
In addition to the start of two Phase 3 trials, interim results from a Phase 1b study with MEK162 and the Novartis BRAF inhibitor, LGX818, were presented by Novartis at the 2013 American Society of Clinical Oncology (ASCO) Annual Meeting. The study demonstrated a disease control rate (≥stable disease) of 100%, and an overall response rate (≥partial response) of 88%, including one complete response, in BRAF inhibitor naïve melanoma patients. In melanoma patients who had been previously treated with a BRAF inhibitor, the disease control rate was 64%.

Preliminary data from the Phase 1b study also indicate that LGX818 and MEK162 may be safely combined at the intended single-agent doses. Unlike other BRAF inhibitor / MEK inhibitor combinations, in this study there were no febrile (fever) or photosensitivity events, and a low incidence of rash was reported to date. There were no signs of increased toxicity with the combination versus single agent therapy. In fact, the combination showed early signs that it may mitigate some of the on-target adverse events common with single-agent BRAF inhibitor therapy, including cutaneous toxicities, myalgia and arthralgia.

Selumetinib (Partnered with AstraZeneca) - ASTRA registration trial initiated in first-line thyroid cancer; data presented at ASCO
In June 2013, AstraZeneca disclosed that they dosed the first patient in their registration trial, called ASTRA, with selumetinib in first-line thyroid cancer. In addition, data were presented at the 2013 ASCO Annual Meeting by Memorial Sloan-Kettering Cancer Center on selumetinib that showed it to be the first targeted therapy to demonstrate significant clinical benefit by more than doubling progression-free survival (PFS) in a Phase 2 trial of patients with metastatic uveal melanoma. Based these results, Memorial Sloan-Kettering has announced plans to initiate a 100-patient confirmatory, randomized trial with selumetinib.

According to results published by Memorial Sloan-Kettering Cancer Center, the uveal melanoma trial findings are potentially practice-changing for a historically “untreatable disease.” Survival for these patients with advanced disease has held steady at only nine months to a year for decades.

Memorial Sloan-Kettering researchers found that PFS in patients receiving selumetinib was nearly 16 weeks, and 50% of these patients experienced tumor shrinkage, with 15% achieving major shrinkage. Patients receiving temozolomide, the current standard of care, achieved a PFS of seven weeks and no tumor shrinkage. Despite the study's cross-over design where the patients whose tumors progressed on temozolomide began taking selumetinib, there was a trend towards improved survival with selumetinib. Selumetinib was generally tolerable, with most side effects manageable with conservative supportive care or dose modification.

ARRY-380 - New oncology collaboration with Oncothyreon Inc.
In May 2013, Array and Oncothyreon announced a collaboration to develop and commercialize ARRY-380, an orally active, reversible and selective small-molecule HER2 inhibitor. Oncothyreon paid Array an upfront fee of $10 million upon initiation of the collaboration. Under the agreement, Oncothyreon is funding the clinical development of ARRY-380 through a defined set of combination proof-of-concept trials in patients with metastatic breast cancer, including patients with brain metastases. Array and Oncothyreon intend to jointly conduct Phase 3 development supported by the proof-of-concept studies. Array is responsible for worldwide commercialization of the product. Oncothyreon has a co-promotion right in the U.S., and the two companies will share the cost of U.S. commercialization, including any profit, equally. Outside of the U.S., Oncothyreon will receive a double-digit royalty on net sales. Either party may opt out of further development and commercialization in exchange for a significant royalty.

New discovery collaborations with Loxo Oncology, Inc. and Celgene Corporation
In July 2013, Array and Loxo Oncology, a newly-formed venture backed company, announced a multi-year license and collaboration agreement for an Array-invented preclinical development candidate and related intellectual property. In addition, Loxo and Array will collaborate to discover and develop small molecule drugs for mutually agreed upon novel oncology targets. Under the terms of the agreement, Loxo will fund Array's preclinical research and will be responsible for target selection and conducting clinical trials. Array is eligible to receive up to $435 million in milestone payments and royalties on sales of any resulting drugs. Array also received shares of stock in Loxo.

Also in July 2013, Array initiated a strategic collaboration with Celgene for an Array-invented preclinical development program targeting a novel inflammation pathway. Under the terms of the agreement, Array will receive an up-front payment of $11 million and Celgene will have an exclusive option to license multiple clinical development candidates. Array is entitled to receive milestone payments of up to $376 million and royalties on net sales of all drugs.

Other Collaboration Program Updates
Array received a milestone payment from Genentech, a subsidiary of Roche, after Genentech advanced GDC-0994, an oncology drug candidate invented by Array, into a Phase 1 clinical trial. In addition, VentiRx reported Phase 1 results on Array-invented VTX-2337 in combination with Doxil® (Doxorubicin Hcl Liposome Injection) at the 2013 ASCO Annual Meeting, which showed the drug to be well tolerated in patients with ovarian cancer. Further, ASLAN Pharmaceuticals reported positive results for a Phase 2a clinical trial with ASLAN001 (ARRY-543) in patients with gastric cancer and announced plans to further study the drug in a Phase 2b trial. Array received notification this week that Amgen has elected to end its glucokinase activator partnership with Array and return the program, including ARRY-403 (AMG 151), to Array. Results from Amgen's recently completed Phase 2a trial in patients with type 2 diabetes will be shared with the scientific community in the future.

Strengthening Financial Position
In June 2013, Array repaid its $92.6 million debt with Deerfield Partners out of a portion of the proceeds of Array's public offering of its 3.0% senior convertible notes in the principal amount of $132.3 million. The new debt will not mature until mid-2020 and carries a favorable 3.0% coupon compared to 7.5% for the retired debt.

This week, Array announced a company-wide reduction in staff, focused on the discovery organization. After the 20% reduction, Array will have approximately 200 employees whose capabilities are tightly aligned with the Company's strategy. Array's robust, cutting-edge discovery capabilities will be funded through high value collaborations to retain this important capability for future proprietary research. Array will continue to focus its development and commercialization efforts on its hematology/oncology franchise.

CONFERENCE CALL INFORMATION
Array will hold a conference call on Thursday, August 8, 2013, at 9:00 a.m. eastern time to discuss these results. Ron Squarer, Chief Executive Officer, and Michael Carruthers, Chief Financial Officer, will lead the call.

Conference Call Information
Date:        Thursday, August 8, 2013
Time:        9:00 a.m. eastern time
Toll-Free:    (800) 447-0521
Toll:        (847) 413-3238
Pass Code:    35320184
Webcast, including Replay and Conference Call Slides:
http://investor.arraybiopharma.com/phoenix.zhtml?c=123810&p=irol-irhome

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company and currently expects significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions.   Novartis began a Phase 3 trial evaluating Array-invented MEK162 in patients with NRAS-mutant melanoma in July 2013 and expects to begin a Phase 3 trial in patients with BRAF-mutant melanoma in 2013.  In addition, Array began a Phase 3 trial evaluating MEK162 in patients with low-grade serous ovarian cancer under the license agreement with Novartis in June 2013.  AstraZeneca began a pivotal trial with Array-invented selumetinib in patients with thyroid cancer in May 2013 and expects to begin a Phase 3 trial in patients with non-small cell lung cancer in 2013.  Three other Array-invented drugs are also approaching Phase 3 or pivotal trial decisions which are expected by the end of 2013. These include Array's wholly-owned drugs, ARRY-520 and ARRY-614, and one partnered program, danoprevir (with InterMune/Roche).  For more information on Array, please go to www.arraybiopharma.com.
Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary and our partnered programs, the timing of the completion or initiation of further development of our wholly-owned and our partnered programs, expectations that events will occur that will result in greater value for the Company, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our ability to partner our proprietary drug candidates for up-front fees, milestone and/or royalty payments, our future plans to progress and develop our proprietary programs and the plans of our collaborators to progress and develop programs we have licensed to them, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to continue to fund and successfully progress internal research and development efforts and to create effective, commercially-viable drugs; risks associated with our dependence on our collaborators for the clinical development and commercialization of our out-licensed drug candidates; the ability of our collaborators and of Array BioPharma Inc. to meet objectives tied to milestones and royalties; our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; the extent to which the pharmaceutical and biotechnology industries are willing to in-license drug candidates for their product pipelines and to collaborate with and fund third parties on their drug discovery activities; our ability to out-license our proprietary candidates on favorable terms; and our ability to attract and retain experienced scientists and management. We are providing this information as of August 7, 2013. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.
CONTACT:     Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

-more-

Array Biopharma Inc.
Statements of Operations
(Unaudited)
(in thousands, except per share amounts)

	Three Months Ended
	June 30,		Year Ended June 30,
	2013	2012	2013	2012
Revenue
License and milestone revenue	$23,386	$17,622	$56,726	$71,249
Collaboration revenue	2,029	3,041	12,854	13,886
Total revenue	25,415	20,663	69,580	85,135

Operating expenses
Cost of partnered programs	7,006	6,259	30,078	24,261
Research and development for proprietary programs	16,840	14,877	59,420	56,719
General and administrative	5,233	4,475	19,624	15,202
Total operating expenses	29,079	25,611	109,122	96,182

Loss from operations	(3,664)	(4,948)	(39,542)	(11,047)

Other income (expense)
Loss on prepayment of long-term debt, net	(11,197)	—	(11,197)	(942)
Interest income	14	15	55	32
Interest expense	(2,802)	(3,097)	(11,258)	(11,624)
Total other expense, net	(13,985)	(3,082)	(22,400)	(12,534)

Net loss	$(17,649)	$(8,030)	$(61,942)	$(23,581)

Weighted average shares outstanding – basic and diluted	116,792	90,897	107,794	70,619

Net loss per share – basic and diluted	$(0.15)	$(0.09)	$(0.57)	$(0.33)

Excluding loss on prepayment of long-term debt, net:
Net loss	$(6,452)		$(50,745)
Net loss per share - basic and diluted	(0.06)		(0.47)

Summary Balance Sheet Data
(in thousands)

	June 30, 2013	June 30, 2012

Cash, cash equivalents and marketable securities	$108,706	$89,650
Property, plant and equipment, gross	88,537	86,287
Working capital	70,732	17,171
Total assets	135,988	108,073
Long-term debt, net	99,021	92,256
Total stockholders' deficit	(21,909)	(85,806)